Exhibit 99.1

News Release

News Announcement	For Immediate Release

CONTACT

Ronda J. Williams, Investor Relations

Oil-Dri Corporation of America

312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces Second Quarter Results

CHICAGO – (March 9, 2012) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $60,203,000 for the second quarter ended January 31, 2012, a 5% increase compared with net sales of $57,201,000 in the same quarter one year ago. Net income for the second quarter was $3,239,000, or $0.45 per diluted share, an 80% increase compared with net income of $1,777,000 or $0.25 per diluted share, for the same quarter one year ago.

Net sales for the six-month period were $119,785,000, a 6% increase compared with net sales of $113,486,000 in the same period one year ago. Net income for the six-month period was $4,314,000, or $0.60 per diluted share, approximately equal to net income of $4,296,000, or $0.60 per diluted share, in the same period one year ago.

Second Quarter Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “We are pleased with the second quarter results as we were able to deliver meaningful earnings growth primarily driven by higher sales and profitability in the Business to Business products group. We are encouraged that many of these products are an essential part of the feed and food supply chain that supports the growing population trend worldwide.

“Advertising and promotional costs were substantially lower for Cat’s Pride Fresh & Light in the quarter in order to coordinate our expenditures with the expanded distribution that we anticipate during the second half of the fiscal year.

“The continued focus on value added products combined with lower natural gas costs contributed to improved gross margins in the quarter from 21.8% to 24.2%.”

Second Quarter Segment Review

Business to Business	Second Quarter
	Fiscal 2012	Fiscal 2011
Net Sales	$21,303,000	$17,981,000
Segment Income	$6,427,000	$4,513,000

Net sales for the Company’s Business to Business products were up 18% from one year ago driven by an increase in units sold, a favorable product mix and a higher average net selling price. Net sales of products sold as carriers for corn rootworm insecticides, vegetable oil processing and animal health increased, while co-packaged cat litters were down. Group income was up 42% in the quarter due to product mix and an increase in units sold.

Retail and Wholesale	Second Quarter
	Fiscal 2012	Fiscal 2011
Net Sales	$38,900,000	$39,220,000
Segment Income	$3,058,000	$2,600,000

Net sales for the Company’s Retail and Wholesale products for the second quarter were down 1% from one year ago primarily due to decreased sales in foreign subsidiaries. Net sales for cat litter and industrial absorbents products were even year over year. Sales declined in private label cat litters but were offset by increases of Cat's Pride Fresh & Light and other branded scoopable litters. Group income was up 18% due to decreased spending in the quarter for advertising and promotional activities versus prior year and product mix.

Financial Review

On December 13, 2011, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.17 per share of outstanding Common Stock and $0.1275 per share of outstanding Class B Stock. The dividends were payable March 9, 2012 to stockholders of record at the close of business on February 24, 2012. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past eight years.

At the end of the second quarter, the annualized dividend yield on the Company’s Common Stock was 3.2%, based on the quarter’s stock closing price of $20.99 per share and the latest cash quarterly dividend of $0.17.

Cash, cash equivalents and short-term investments at January 31, 2012, totaled $36,324,000. Capital expenditures for the six months totaled $3,512,000, which was $1,122,000 less than the quarter’s depreciation and amortization of $4,634,000. Cash generated from operating activities increased 42% to $10,281,000.

Looking Forward

Jaffee continued, “We are encouraged by the positive sales trends in the Business to Business products group. This segment has helped to support promotional costs of our Cat’s Pride Fresh & Light product launch.

“We anticipate increased advertising and promotional activities throughout the second half of Fiscal 2012.  While we expect to see expanded distribution and sales growth from Cat’s Pride Fresh & Light we do not believe the incremental sales and gross profit will offset the expense of launching this product line during this fiscal year.”

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The Company will offer a live webcast of the second quarter earnings teleconference on Monday, March 12, 2012 from 10:00 a.m. to 10:30 a.m., Chicago Time. To listen to the call via the web, please visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride is a registered trademark of Oil-Dri Corporation of America. Fresh & Light is a trademark of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income

(in thousands, except for per share amounts)

(unaudited)

	Second Quarter Ended January 31,
	2012	% of Sales	2011	% of Sales
Net Sales	$60,203	100.0%	$57,201	100.0%
Cost of Sales	(45,649)	75.8%	(44,709)	78.2%
Gross Profit	14,554	24.2%	12,492	21.8%
Operating Expenses	(9,725)	16.2%	(9,438)	16.5%
Operating Income	4,829	8.0%	3,054	5.3%
Interest Expense	(504)	0.8%	(534)	0.9%
Other Income	(46)	0.1%	34	0.1%
Income Before Income Taxes	4,279	7.1%	2,554	4.5%
Income Taxes	(1,040)	1.7%	(777)	1.4%
Net Income	$3,239	5.4%	$1,777	3.1%
Net Income Per Share:
Basic Common	$0.49		$0.27
Basic Class B Common	$0.36		$0.20
Diluted	$0.45		$0.25
Average Shares Outstanding:
Basic Common	5,124		5,079
Basic Class B Common	1,938		1,908
Diluted	7,128		7,097

	Six Months Ended January 31,
	2012	% of Sales	2011	% of Sales
Net Sales	$119,785	100.0%	$113,486	100.0%
Cost of Sales	(91,028)	76.0%	(87,786)	77.4%
Gross Profit	28,757	24.0%	25,700	22.6%
Operating Expenses	(22,132)	18.5%	(18,824)	16.6%
Operating Income	6,625	5.5%	6,876	6.1%
Interest Expense	(1,028)	0.9%	(945)	0.8%
Other Income	155	0.1%	103	0.1%
Income Before Income Taxes	5,752	4.8%	6,034	5.3%
Income Taxes	(1,438)	1.2%	(1,738)	1.5%
Net Income	$4,314	3.6%	$4,296	3.8%
Net Income Per Share:
Basic Common	$0.65		$0.65
Basic Class B Common	$0.49		$0.49
Diluted	$0.60		$0.60
Average Shares Outstanding:
Basic Common	5,119		5,082
Basic Class B Common	1,929		1,902
Diluted	7,114		7,112

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets

(in thousands, except for per share amounts)

(unaudited)

		As of January 31,
		2012	2011
Current Assets
Cash and Cash Equivalents		$27,359	$19,282
Investment in Short-term Securities		8,965	21,375
Accounts Receivable, net		28,907	26,976
Inventories		21,640	17,254
Prepaid Expenses		7,230	8,765
Total Current Assets		94,101	93,652
Property, Plant and Equipment		66,810	63,045
Other Assets		13,311	15,364
Total Assets		$174,222	$172,061
Current Liabilities
Current Maturities of Notes Payable		$3,800	$4,100
Accounts Payable		6,034	7,687
Dividends Payable		1,132	1,059
Accrued Expenses		15,284	14,503
Total Current Liabilities		26,250	27,349
Long-Term Liabilities
Notes Payable		27,400	31,200
Other Noncurrent Liabilities		22,833	21,638
Total Long-Term Liabilities		50,233	52,838
Stockholders' Equity		97,739	91,874
Total Liabilities and Stockholders' Equity		$174,222	$172,061
Book Value Per Share Outstanding		$13.87	$13.15
Acquisitions of
Property, Plant and Equipment	Second Quarter	$1,901	$3,135
	Year to Date	$3,512	$4,773
Depreciation and Amortization Charges	Second Quarter	$2,289	$2,128
	Year to Date	$4,634	$4,182

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Six Months Ended
	January 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2012	2011

Net Income	$4,314	$4,296

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	4,634	4,182
Decrease in Accounts Receivable	265	167
(Increase) in Inventories	(2,410)	(1,231)
(Decrease) Increase in Accounts Payable	(179)	1,468
(Decrease) in Accrued Expenses	(98)	(2,263)
Other	3,755	637
Total Adjustments	5,967	2,960
Net Cash Provided by Operating Activities	10,281	7,256

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,512)	(4,773)
Net Dispositions of Investment Securities	6,855	(15,525)
Other	23	131
Net Cash Provided by (Used in) Investing Activities	3,366	(20,167)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Long-Term Debt	--	18,500
Principal Payments on Long-Term Debt	(2,100)	(1,500)
Dividends Paid	(2,262)	(2,103)
Purchase of Treasury Stock	--	(2,194)
Other	166	765
Net Cash (Used in) Provided by Financing Activities	(4,196)	13,468

Effect of exchange rate changes on cash and cash equivalents	23	(37)

Net Increase in Cash and Cash Equivalents	9,474	520
Cash and Cash Equivalents, Beginning of Year	17,885	18,762
Cash and Cash Equivalents, January 31	$27,359	$19,282